Exhibit 99.1

FOR IMMEDIATE RELEASE

Michael Booth, DPhil

Vice President, Investor Relations

302 498 5914

Incyte’s Emerging Development Pipeline Described in Eleven Abstracts
at 2015 AACR Annual Meeting

Live discussion, presentation and webcast to be held on April 20th

•                  Incyte’s FGFR, BRD and PIM inhibitor programs described

•                  Clinical trials of FGFR inhibitor underway; BRD inhibitor expected to enter clinical development during second quarter 2015

•                  Immuno-therapeutic activity of JAK and PI3Kδ inhibitors highlighted

•                  Potential for combination strategies within and across both targeted therapy and immuno-oncology segments of the portfolio emphasized

WILMINGTON, DE — April 17, 2015 — Incyte Corporation (Nasdaq: INCY) today announced that eleven abstracts detailing its emerging development pipeline will be presented at the 2015 American Association for Cancer Research (AACR) Annual Meeting in Philadelphia, PA. These abstracts include characterizations of Incyte’s FGFR, BRD and PIM inhibitors as potential targeted therapies for cancer, as well as data supporting the potential immuno-therapeutic activity of the company’s portfolio of JAK and PI3Kδ inhibitors alone and in combination, including with epacadostat, Incyte’s leading IDO1 inhibitor.

“We are excited to be able to present such a deep and broad portfolio of emerging therapeutics from our own discovery research,” stated Reid Huber, PhD, Incyte’s Chief Scientific Officer. “Incyte is a company founded on the premise that investment in good science and the rigorous pursuit of R&D excellence can translate into new medicines which can improve patients’ lives. The presentations we are making at AACR this week provide compelling evidence that our teams are fulfilling this vision.”

The Company also provided an updated presentation of its clinical portfolio, which now includes INCB54828, a potent and selective FGFR inhibitor and INCB50465, a PI3Kδ inhibitor, which entered clinical trials in Q1 2015 for solid tumors and B-lymphoid malignancies. INCB54329, a bromodomain inhibitor, is expected to enter clinical trials in Q2 2015 in hematology oncology. Additional first-line pancreatic cancer patients are being recruited into the expansion cohort of JAK1-selective inhibitor INCB39110 in combination with gemcitabine and nab-paclitaxel to continue the dose optimization phase of this proof-of-concept trial. Incyte therefore no longer expects to initiate a pivotal trial of INCB39110 in first-line pancreatic cancer during 2015.

Abstracts

691: Stubbs et al., Activity of the BET inhibitor INCB054329 in models of multiple myeloma. Sunday, Apr 19, 2015, 1:00 PM - 5:00 PM.

692: Stubbs et al., The BET inhibitor INCB054329 is synergistic with JAK1 inhibition in models of multiple myeloma. Sunday, Apr 19, 2015, 1:00 PM - 5:00 PM.

771: Liu et al., Preclinical characterization of the selective FGFR inhibitor INCB054828. Sunday, Apr 19, 2015, 1:00 PM - 5:00 PM.

779: Li et al., Blockade of the IL-6/JAK/STAT3 signaling pathway inhibits pancreatic tumor cell growth in 3D spheroid cultures and in xenograft models. Sunday, Apr 19, 2015, 1:00 PM - 5:00 PM.

1336: Koblish et al., Novel immunotherapeutic activity of JAK and PI3Kδ inhibitors in a model of pancreatic cancer. Monday, Apr 20, 2015, 8:00 AM -12:00 PM.

2671: Shin et al., INCB050465, a novel PI3Kδ inhibitor, synergizes with PIM protein kinase inhibition to cause tumor regression in a model of DLBCL. Monday, Apr 20, 2015, 1:00 PM - 5:00 PM.

3523: Liu et al., Discovery of a novel BET inhibitor INCB054329. Tuesday, Apr 21, 2015, 8:00 AM -12:00 PM.

3525: Liu et al., The BET inhibitor INCB054329 is efficacious as a single agent or in combination with targeted agents in colorectal cancer models. Tuesday, Apr 21, 2015, 8:00 AM -12:00 PM.

5397: Shin et al., Characterization of INCB053914, a novel pan-PIM kinase inhibitor. Wednesday, Apr 22, 2015, 8:00 AM -12:00 PM

5414: Koblish et al., Activity of the pan-PIM kinase inhibitor INCB053914 in models of multiple myeloma. Wednesday, Apr 22, 2015, 8:00 AM -12:00 PM.

5416: Koblish et al., Activity of the pan-PIM kinase inhibitor INCB053914 in models of acute myelogenous leukemia. Wednesday, Apr 22, 2015, 8:00 AM -12:00 PM.

Presentation and Webcast Information

Incyte will host an investor meeting, which will be webcast live, at 7:00 p.m. EDT on April 20, 2015. The event will discuss the data, science and strategy behind Incyte’s emerging pipeline and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts. A replay of the event will be available for 60 days.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics, primarily for oncology.  For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release, including statements regarding the Company’s emerging development pipeline, expectations regarding the initiation of clinical trials of INCB54329, and expectations regarding the initiation of a pivotal trial of INCB39110 in first-line pancreatic cancer, contain predictions, estimates and other forward-looking statements. These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments and the risks related to the efficacy or safety of the Company’s development pipeline, the results of further research and development, the high degree of risk and uncertainty associated with drug development, clinical trials and regulatory approval processes, other market or economic factors and competitive and technological advances; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2014. Incyte disclaims any intent or obligation to update these forward-looking statements.